Exhibit 10.7

PRIVATE INSTRUMENT OF PROPERTY SUBLEASE AGREEMENT FOR NON-RESIDENTIAL PURPOSES

By this Private Instrument of Property Sublease Agreement for Non-Residential Purposes (“Agreement”) and in the best form of the law,

(I) EDITORA E DISTRIBUIDORA EDUCACIONAL S.A., a private legal entity enrolled with the National Corporate Taxpayers Register (CNPJ) under No. 38.733.648/0001-40, with address at Rua Santa Madalena Sofia, No. 25, 3rd floor, suite 03, Bairro Vila Paris, in the city of Belo Horizonte, state of Minas Gerais, Postal Code 30.380-650, represented herein pursuant to its organizational documents and by its Appointed Attorneys-In-Fact, hereinafter referred to simply as SUBLESSOR;

(II) SOMOS SISTEMAS DE ENSINO S.A., a private legal entity enrolled with the CNPJ under No. 49.323.314/0001-14, with address at Rodovia Presidente Dutra, KM 136, Block 3, module 1, Bairro Eugênio de Melo, in the city of São José dos Campos, state of São Paulo, postal code 12.247-004 (“SOMOS”), and SABER SERVIÇOS EDUCACIONAIS S.A., a private legal entity enrolled with the CNPJ under No. 03.818.379/0001-30, with address at Rua Santa Madalena Sofia, No. 25, 4th floor, suite 4, Bairro Vila Paris, in the city of Belo Horizonte, state of Minas Gerais, postal code 30.380-650 (“SABER”), both hereby represented in the form of their organizational documents and by their Appointed Attorneys-In-Fact, hereinafter SOMOS and SABER, when referred to jointly simply as SUBLESSEE;

SUBLESSOR and SUBLESSEE, individually referred to as “Party” and together as “Parties”;

WHEREAS:

(A) SUBLESSOR is the lessee of the Property located at Alameda Santos, No. 960, and Avenida Paulista, No. 901, 1st, 2nd, 3rd, 4th, 5th, 6th, 11th and 12th floors, Bairro Cerqueira Cesar, in the city of São Paulo, state of São Paulo, postal code 01.418-100, consisting of (i) 10,879.34 m² of covered area, (ii) non-computable uncovered area of 638.83m² contiguous to the 1st floor, (iii) 160 unspecified parking spaces, and (iv) hall/floor, adjacent to the main reception of Building CYK, as better described, characterized and subject of real estate title record No. 162.073 of the 4th Real Estate Registry Office of São Paulo, State of São Paulo (“Property”), according to the Private Instrument of Commercial Built-to-Suit Lease Agreement executed on August 16, 2019, as amended, and valid up to June 30, 2026, with Yerant S.A. Empreendimentos Imobiliários as “Lessor” (“Lease Agreement”);

(B) SUBLESSEE has an interest in occupying part of the Property and sharing some areas of common use with SUBLESSOR, which is also interested in subleasing;

NOW THEREFORE, the Parties do hereby enter into this Agreement, which shall be governed in accordance with the sections and conditions below:

1. Sublease. This Agreement has as its subject matter the sublease by SUBLESSOR, in favor of SOMOS and SABER, of a fraction of the Property referred to and defined in whereas “A” above, to be better delimited by the Parties in Exhibit I (“Subleased Area”), and which, in due course, once initialed by the parties, shall form an integral part of this Agreement. SUBLESSOR agrees to maintain full access to the Subleased Area to the SUBLESSEE.

2. Allocation of the Subleased Area. This sublease is non-residential in nature, and the Subleased Area of the Property is intended solely and continuously for the development of the business activities of SABER and SOMOS, in line with their respective corporate purposes, and shall not be used for different purposes without the prior and express consent of SUBLESSOR, under penalty of contractual termination.

3. Term. This sublease shall come into effect on this date, and shall remain in force for the same term of the Lease Agreement, that is, by June 30, 2026, except in the case of termination of the Lease Agreement, in which case this sublease shall automatically be terminated, with the SUBLESSEE’S express waiver with respect to any indemnification and/or losses and damages.

4. Monthly Rent for Sublease. Bearing in mind that the monthly rent of the Property, currently established in the Lease Agreement, entered into by SUBLESSOR (repeat, as lessee), amounts to one million, five hundred and fifty-nine thousand, eight hundred and ninety-one Reais, and sixty-five cents (R$1,559,891.65) (“Lease Rent”), the Parties agree that the monthly rent amount due by SABER and SOMOS under this Agreement shall be equivalent to: (i) SOMOS, twenty-five percent (25%) of the Lease Rent amount, which hereby represents three hundred and eighty-nine thousand, nine hundred and seventy-two Reais and ninety-one cents (R$389,972.91); and (ii) SABER, twelve point five percent (12.5%) of the Lease Rent amount, which hereby represents one hundred and ninety-four thousand, nine hundred and eighty-six Reais, and forty-six cents (R$194,986.46). The monthly rent due for the sublease agreed shall expire every tenth (10th) day of the month following the due date, and shall be paid by SOMOS and SABER, through bank deposit in a current account held by SUBLESSOR, to be indicated in due course.

4.1. Failure to pay within the term and in the form set above shall put SOMOS or SABER (as applicable) in arrears, regardless of notices or extrajudicial or judicial request for performance. The monthly rent overdue and not paid by the day specified in this Agreement shall be increased by default interest at the rate of one percent (1%) per month to the date of actual payment, and a late payment penalty set at two percent (2%) on the total amount of the overdue obligation, all calculated on a pro rata die basis.

5. Obligations of the SUBLESSEE.

5.1. Bearing in mind that SOMOS and SABER, by virtue of this instrument, shall use in a shared way part of the Property (Subleased Area), concomitantly to the use by SUBLESSOR, and that it shall also continue exercising its activities and operations in the remaining area of the Property, the Parties agree to the apportionment of the charges listed below, which shall be paid by SOMOS and SABER, together with the monthly rent due for the sublease, subject to the maturity date or late payment charges referred to in Sections 4 and 4.1 above:

(a) Charges of Urban Real State Tax (IPTU). Considering that the IPTU of the Property/Leased Area currently paid under the Lease Agreement executed by SUBLESSOR (repeat, as lessee), totals the annual share of one million two hundred and eighty-nine thousand, eight hundred and five Reais (R$1,289,805.00) (monthly, one hundred and seven thousand, four hundred and eighty-three thousand, and seventy-five Reais (R$107,483.75)) (“Lease IPTU”), the Parties agree that the amount of the share due by SABER and SOMOS to SUBLESSOR under this Agreement and in respect of the apportionment of IPTU, shall be equal to (i) SOMOS, twenty-five percent (25%) of the amount of the Lease IPTU, hereby representing (a) three hundred and twenty-two thousand, four hundred and fifty-one Reais, and twenty-five cents (R$322,451.25) in the annual share, and (b) twenty-six thousand, eight hundred and seventy Reais, and ninety-three cents (R$26,870.93) in the monthly share; and (ii) SABER, twelve point five percent (12.5%) of the amount of the Lease IPTU, hereby representing (a) one hundred and sixty-one thousand, two hundred and twenty-five Reais, and sixty-two cents (R$161,225.62) in the annual share, and (b) thirteen thousand, four hundred and thirty-five Reais, and forty-six cents (R$13,435.46) in the monthly share.

(b) Common Area Maintenance Charges. Considering that the common area maintenance fee of the Property/Subleased Area, currently paid by virtue of the Lease Agreement entered into by SUBLESSOR (repeat, as lessee), totals the annual share of three million, five hundred and eighty-three thousand, eight hundred and thirty-six Reais (R$3,583,836.00) (monthly, two hundred and ninety-eight thousand, six hundred and fifty-three Reais (R$298,653.00)) (“Lease Common Area Maintenance Fee”), the Parties agree that the amount of the share due by SABER and SOMOS to SUBLESSOR, by virtue of this Agreement and in relation to the apportionment of Common Area Maintenance Fee, shall be equivalent to: (i) SOMOS, twenty-five percent (25%) of the Lease Common Area Maintenance Fee, hereby representing (a) eight hundred and ninety-five thousand, nine hundred and fifty-nine Reais

(R$895,959.00) in the annual share, and (b) seventy-four thousand, six hundred and sixty-three Reais, and twenty-five cents (R$74,663.25)) in the monthly share; and (ii) SABER, twelve point five percent (12.5%) of the amount of the Common Area Maintenance Lease, hereby representing (a) four hundred and forty-seven thousand, nine hundred and seventy-nine Reais, and fifty cents (R$447,979.50) in the annual share, and (b) thirty seven thousand, three hundred and thirty-one Reais, and sixty-two cents (R$37,331.62).

5.2. Given the regime of shared use of the Property and Subleased Area, the SUBLESSOR, SOMOS and SABER agree that they shall make their best efforts so that each Party is responsible for the payment of the share due by it on the other charges/current costs for the use of the Property/Subleased Area (for example, but not exhaustively, those, however specific they can be, necessary for the operation, administration, security, conservation, cleaning and maintenance of the Property/Subleased Area; water consumption expenses and sewage, electricity, gas and other utilities), directly to the respective service providers, collecting agencies and/or public service concessionaires. In addition, when said charges/costs - depending on their nature - are shared between the Parties, SUBLESSOR, SOMOS and SABER, mutually may come to establish in an own contract instrument a systematic and mechanics so that the respective apportionments be operationalized.

5.3. SUBLESSEE assumes full responsibility to use the Subleased Area strictly in accordance with the terms and conditions of this Agreement, as well as the applicable rules and guidelines, in accordance with federal, state and municipal legislation, both with regard to its activities, and in relation to the use and charges of the Property.

5.4. SUBLESSEE assumes civil, criminal, administrative and environmental liability for any and all acts, facts or circumstances that occur during the period in which it is in possession of the Subleased Area until the effective delivery of the keys to SUBLESSOR. SUBLESSEE has the obligation to indemnify SUBLESSOR for any loss, damage, fine or penalty that SUBLESSOR incurs before the Lessor or any third parties, due to any act, fact or omission of SUBLESSEE.

5.5. SUBLESSEE shall keep the Subleased Area in perfect conditions of use, operation, cleaning and security, as well as in perfect condition, and shall return it at the end of the sublease, in the same conditions in which it received, free and unimpeded by people and objects, with the exception of natural wear and tear due to use and time.

5.6. SUBLESSEE may make improvements in the Subleased Area at its expense, provided that there is prior and express authorization from SUBLESSOR. The improvements made by SUBLESSEE shall automatically be incorporated into the Subleased Area/Property, without the right to any indemnity, retention, refund for the improvements made, and may be withdrawn by SUBLESSEE, after the lease ends, provided that its removal does not affect the structure and substance of the Subleased Area/Property.

5.7. Any and all adaptations/adjustments that may be carried out in the Subleased Area leased by the SUBLESSEE shall observe the best available techniques, especially the technical standards approved by the Brazilian National Technical Standards Association (“ABNT”), as well as all laws, regulations and administrative acts issued by federal, state, municipal governmental authorities, with the Parties being required, notably the SUBLESSOR, to sign all the legal documents necessary for the execution of the adaptations/adjustments within the scope of this Agreement.

6. Termination. This Agreement may be terminated by decision of SUBLESSOR, in the event of any of the following circumstances:

(a) Failure by SUBLESSEE to comply with any of the sections of this Agreement that is not remedied within thirty (30) days from the SUBLESSOR’S notice to that effect;

(b) Bankruptcy, judicial or extrajudicial reorganization or dissolution of the SUBLESSEE; or

(c) Expropriation or total or partial fire in the Subleased Area/Property.

6.1. The occurrence of the event listed in item (c) does not generate any duty for the SUBLESSOR to reimburse the SUBLESSEE for any alleged losses, in whatever capacity.

7. General Provisions.

7.1. The SUBLESSEE is expressly prohibited from lending, subleasing or, in any way, assigning or transferring all or part of the Subleased Area, common areas or this Agreement to third parties, unless the SUBLESSOR has previously provided for its authorization.

7.2. Penalty for Contractual Breach. Except in the cases of specific penalty provided for in this instrument and also observing the provisions of Section 7.3 below, in case of non-compliance with any of the agreed obligations of this Agreement, the Parties establish the payment of a fine in the amount of one (01) monthly rent in force at the time of default and/or breach.

7.3. In the event of an early vacancy of the Sublease Area by the SUBLESSEE (whether SOMOS or SABER, as the case may be), there shall be no penalty.

7.4. The Parties agree that, in the event of early termination of the Lease Agreement by SUBLESSOR, with the consequent early vacancy of the Property, SOMOS and SABER are bound to undertake the demobilization of the premises of the Subleased Area. Also, in this case, SOMOS and SABER, together with the SUBLESSOR shall also be required to pay the contractual fine then stipulated in the Lease Agreement (and which shall be transferred to the Lessor), subject to the percentages referred to in Section 4 above.

7.5. In the event that any default by SUBLESSEE represents a breach of the Lease Agreement, SUBLESSEE shall reimburse SUBLESSOR for any fines and indemnities that may be paid by SUBLESSOR to Lessor, within five (05) days from the notice it receives to such effect.

7.6. All notices, warning or communications related to this Agreement and its subject matter shall be sent to the Parties at the addresses indicated in the contractual preamble, by correspondence with acknowledgment of receipt, with copy via email and proof of receipt.

7.7. In the event that one or more of the provisions of this Agreement is considered invalid, illegal or unenforceable under Brazilian law, its validity, effectiveness or enforceability of the other provisions set out in this document shall not be affected or impaired by it.

7.8. Applicable Law. This sublease is governed by the special provisions applicable to the subject-matter, notably Law No. 8.245/1991 (“Lease Law”).

7.9. The courts of the Judicial District of the Property are elected as the courts of jurisdiction, with express waiver of any other, however privileged it may be, to resolve any doubt or question arising from this contractual instrument, which cannot be resolved amicably.

And, in witness whereof, this Agreement is signed in two (2) counterparts of equal content and form, so that they produce a single effect, together with the witnesses identified below.

São Paulo/SP, December 5, 2019.

SUBLESSOR:
(sgd)	(sgd)

EDITORA E DISTRIBUIDORA EDUCACIONAL S.A.

SUBLESSEE:

(sgd)	(sgd)

SOMOS SISTEMAS DE ENSINO S.A.

(sgd)	(sgd)

SABER SERVIÇOS EDUCACIONAIS S.A

Witnesses:

1. (sgd)	2. (sgd)
Name: Juliana S. I. G. Camargo	Name: Max José de Oliveira
Identity Card (RG): [****]	Identity Card (RG): [****]
Individual Taxpayers’ Register (CPF): [****]	Individual Taxpayers’ Register (CPF): [****]

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